EXHIBIT 10.15

INVESTMENT AGREEMENT

Investment Agreement (this "Agreement"), dated as of July 19, 2013 (“Effective Date”), by and among ProGreen Properties, Inc., a Delaware corporation (“ProGreen”), and American Residential Fastigheter AB (“ARF”), a company formed under the laws of Sweden for the purpose of investing in U.S. residential and/or other properties.

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, ProGreen shall provide fully-leased and managed investment properties to ARF; and

WHEREAS, ARF desires to invest up to 3 million USD in the form of a first round in 2013, and if to ARF’s satisfaction, plans to invest in excess of such amount in 2014 and thereafter (“Investment Funds”) to purchase properties from ProGreen; and

WHEREAS, a portion of such Investment Funds may at ARF’s option, be allocated to the subscription and purchase of shares in ProGreen in reliance upon the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (“SEC”).

NOW THEREFORE, ProGreen and ARF hereby agree as follows:

1. Purchase of Investment Properties by ARF.

(a)
ARF will operate as an investment company that will secure and manage investor funds to purchase U.S. residential properties (“Investment Properties”). ARF shall purchase Investment Properties from ProGreen as per the terms agreed by the parties as well as provide funding for ProGreen’s acquisitions of properties, with ARF retaining the option to purchase the properties from ProGreen, once the properties have been refurbished and leased to tenants. ARF will also have the option, at ARF’s own discretion, to subscribe to shares of common stock in ProGreen.

(b)
ProGreen will be the provider of fully-leased and managed Investment Properties to ARF. Investment Properties shall be offered to ARF by ProGeen pursuant to a property information offer sheet setting forth the price and closing conditions for the property (“Property Sale Notice”), and ARF shall, if it desires to purchase the property, give notice to ProGreen within ten (10) business days of its receipt of a Property Sale Notice for a particular property (the “Offer Response Period”) of its agreement to purchase that property. Investment Properties to be sold to ARF by ProGreen shall only be offered to ARF if the property is showing a yield at the time of purchase, net after deduction of direct costs (association fees if applicable, property taxes, insurance and property management fees) (“Yield”), of no less than 9.5% per annum (the “Required Minimum Yield”). The sale price of Investment Properties for sales by ProGreen to ARF shall yield at least the Required Minimum Yield for ARF as the purchaser of the property.

(c)
In sales of Investment Properties to ARF, ProGreen shall guarantee the contracted rent payment (as per the lease agreement with the tenant) for each Investment Property sold to ARF for a period of twelve (12) months following the closing of the sale of the Property to ARF. In no case shall ProGreen make, or be deemed to have made, any representation or warranty to ARF as to the future Yield to ARF from any Investment Property sold to ARF.

(d)
The terms and conditions described in this paragraph (1) refers to individual properties solely. In the event that the parties also engages in transactions relating to other types of properties, such as commercial, multi family etc, an amendment to this agreement covering such transactions will, if applicable, be made.

2. Initial Funding by ARF. ARF plans to conduct an offering in Sweden to raise the funds necessary for the investments described in this Agreement and also plans to list its shares on the Swedish Exchange, “Aktietorget”, in accordance with an Information Memorandum. ARF initially intends to invest up to 3 million USD (“Investment Funds”) with ProGreen during 2013 in the form of a first round, with a maximum 10 % of such funds designated for the subscription of shares of ProGreen common stock, at the option of ARF.

3. Investment Funds Escrow Account. ARF will deposit Investment Funds into a designated ProGreen escrow account (“Escrow Account”), requiring joint signatures by a ProGreen representative and by a ARF nominated legal representative in the US. The funds may be applied solely for: (a) ARF’s acquisitions from ProGreen of fully-leased Investment Properties, (b) purchase by ARF of shares of ProGreen common stock, and (c) ARF funding of ProGreen property acquisitions and refurbishment costs through Property Loans (defined below). In the event that a property is found to be difficult, or otherwise proves unsuitable, to rent, ProGreen shall have the right to sell the property in the open market, and repay the loan amount into the escrow account without any loss of interest due to ARF.

4. ARF Property Loans. ARF will make Investment Funds in the Escrow Account available to ProGreen as property loans (“Property Loans”) from the Escrow Account to fund ProGreen property acquisitions. Once the Investment Funds have been deposited into the Escrow Account, 8% interest will charged to ProGreen.Interest to be payable bi-annually in arrears. Interest shall be due and payable by ProGreen until such time as the property is sold to ARF as a qualified Investment Property as described under paragraph (1) above, or shall be paid in full by ProGreen when the property is sold to a third party purchaser in the event that ARF declines to acquire such property. Property Loans shall be evidenced by a separate Note for each such loan, with a maturity date not later than one (1) year from the date the Investment Funds have been deposited in the Escrow Account and bearing interest at 8% per annum. To secure any Property Loan, a mortgage shall be issued in favor of ARF at the time the loan amount is drawn, the mortgage to secure the principal amount of the Property Loan and interest thereon. This mortgage will be extinguished once the property is sold to ARF, or the mortgage loan amount has been repaid by ProGreen.

5. Right of First Refusal. If ProGreen determines to sell a property subject to a ARF provided mortgage, ProGreen shall provide to ARF a Property Sale Notice with respect to the property, and ARF shall have a first refusal option to acquire such property by giving ProGreen notice within the Offer Response Period of its agreement to purchase the property.

6. Purchases of ProGreen Common Stock by ARF. ARF will have the right to subscribe to ProGreen, shares of ProGreen’s common stock, up to a maximum of 10 % of the investment funds, but at no time resulting in the purchase in the aggregate by ARF of more than 9.9% of the outstanding common stock in ProGreen, calculated at the time the final purchase is made. All purchases shall be subject to a subscription agreement between the parties containing standard representations and warranties of an issuer and a purchaser for private sales of securities under the Securities Act. This subscription right may be exercised in whole or in part, at ARF’s sole discretion, in up to a maximum of three tranches, with the first tranche being executed in conjunction with the initial funding in ProGreen, as described under paragraph (2) and the last tranche no later than 12 months thereafter. The share price will be calculated as the average share price for the period commencing on the 20th trading day prior to the funding and ending on the closing date, with a floor set at $0.05 (5 cents US) per share. If ARF intends to purchase any ProGreen shares in the open market during the term of this Agreement, clearance by ProGreen legal counsel will have to be obtained by ARF prior to any shares being acquired, in order to ensure compliance with SEC rules on insider trading and insider filing requirements.

7. Term and Termination. This Agreement shall be in effect from the Effective Date through July 18, 2014, and shall be renewable for successive one (1) year terms by agreement of the parties.

8. Governing Law; Miscellaneous.

(a)
Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Michigan without regard to the principles of conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in or nearest to Oakland County, Michigan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(b)
Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c)
Headings; Singular/Plural. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine.

(d)
Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)
Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between ARF, ProGreen, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither ProGreen nor ARF makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by ProGreen and ARF, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(f)
Notices. Any notices or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation is electronically generated and kept on file by the sending party); or (iii) five (5) days after deposit with a worldwide recognized delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to ProGreen:

380 North Old Woodward Avenue
Suite 226
Birmingham, MI 48009
USA
Attention: Jan Telander
Telephone: 248-530-0770
Facsimile: 248-731-7407

If to ARF:

c/o Lipco AB
Västra Hamngatan 19
411 17 Göteborg
SWEDEN

Attention: Michael Lindström
Telephone: +46-701 82 00 06
Facsimile: +46-8-441 88 41

Each party shall provide five (5) days' prior written notice to the other party of any change in address or facsimile number.

(g)	No Assignment. This Agreement shall not be assigned by either party.

(h)	No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i)
Publicity. Progreen and ARF shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby. ARF acknowledges that this Agreement may be deemed to be a "material contract" as that term is defined by Item 601(b)(10) of Regulation S-K, and that ProGreen may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities 1933 Act or the 1934 Act.

(j)
Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)
No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Executed in Stockholm, Sweden on July 19, 2013.

PROGREEN PROPERTIES, INC.

By: /s/ Jan Telander
Jan Telander
CEO

AMERICAN RESIDENTIAL FASTIGHETER AB

By:  /s/Michael Lindström
Michael Lindström
CEO